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                                                             EXHIBIT NUMBER 99.1


FOR IMMEDIATE RELEASE

INTEGRATION OF THE COMPANIES WELL UNDERWAY WITH THE LAUNCH OF DECISIONSUITE EUREKA!

EDEN PRAIRIE, Minn., and NORCROSS, Ga., Sept. 24 /PRNewswire/ -- Information Advantage Inc. (Nasdaq: IACO), a leading provider of Web-based Business Intelligence software, and IQ Software Corporation (Nasdaq: IQSW), a leader in enterprise reporting solutions, today announced that they have completed the merger of IQ Software into Information Advantage, following approval yesterday by the shareholders of both companies.

Information Advantage issued 1.96 shares of its stock in exchange for each share of IQ Software stock. IQ Software has 4,682,466 shares of common stock outstanding. The number of shares to be issued to IQ shareholders is 9,177,633.

"This acquisition is an important milestone for Information Advantage as it greatly expands our product line, market share and company size, and elevates Information Advantage to become a stronger competitor and leader in the worldwide Business Intelligence market," commented Larry Ford, president and CEO of Information Advantage. "The companies have already made considerable progress in integrating the two product lines, sales channels, and business cultures. Since the announcement of the acquisition in June, we have delivered a joint user meeting to our users in North America and Europe and launched an integrated product, DecisionSuite Eureka!(TM), the first Web portal to Business Intelligence."

"Eureka! can be a product that can offer significant advantages to users. Leveraging the concept of a Web portal, it can bring more BI information to more users of more types more easily than conventional BI approaches," said Mitch Kramer, senior consultant at Patricia Seybold Group. "Eureka! can also offer significant advantages to Information Advantage. It will integrate a newly diverse product line. It can distance and differentiate the company from a crowded and increasingly competitive market."

About Information Advantage

Information Advantage Inc. is a leading provider of Business Intelligence solutions that are designed to accelerate and improve the decision making of all knowledge workers throughout the world. Its DecisionSuite Eureka! is the first Web portal to Business Intelligence to apply the same visualization, navigation, agent, delivery and search principles popularized by consumer Internet portals, such as Yahoo! and AOL, to all secure corporate business intelligence information. The company has over 450 professionals, 27 offices worldwide and products licensed to over 1.7 million individuals. For more information, contact Information Advantage at 612-833-3700.

DecisionSuite, DecisionSuite Server, DecisionSuite Eureka!, MyEureka!, Eureka!Server, Eureka!Workbench, and WebOLAP are trademarks or registered trademarks of Information Advantage, Inc. Other products are trademarks or registered trademarks of their respective holders and should be treated as such.

For more information: Curt Swenson of Swenson NHB Investor Relations, 612-371-0000, for Information Advantage, Inc., or Don Anderson of Information Advantage, Inc., 612-833-3838.

SOURCE Information Advantage, Inc.

CONTACT: Curt Swenson of Swenson NHB Investor Relations, 612-371-0000, for Information Advantage, Inc., or Don Anderson of Information Advantage, Inc., 612-833-3838.

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